Exhibit 10.1

Mark D. Frost

September 1, 2005

Dear Mark,

On behalf of my colleagues at Saba, I am pleased to welcome you into the Saba community as the Chief Operating Officer. You are joining a visionary company with an amazing team of people-passionate, accomplished, innovative individuals who enjoy being challenged and are energized by change. In seeking creative solutions, we learn from, as well as teach, each other; we leverage what others have done as well as demonstrate leadership in thought and action. We look forward to your relationship with Saba, one in which you can grow, develop and take advantage of the opportunities Saba offers, all the while contributing to Saba’s success.

Your employment will commence on September 12, 2005. Your annual base salary will be $265,000.00 and your annual incentive target will be $110,000.00. I will work with you to determine the terms of your compensation plan within the first thirty days of your employment.

In the event that your employment with Saba is terminated without Cause (as defined below), we will pay you six months of your base salary, less appropriate federal and state with holdings. Such amounts shall be payable either as a lump-sum or in the form of salary continuation, whichever the company shall determine in its sole discretion, and shall be subject to the execution by you of a release of claims reasonably acceptable to the company. For purposes of this letter, termination of your employment shall be for “Cause” if, in the reasonable opinion of Saba, you: (i) act in bad faith and to the detriment of Saba or any successor; (ii) refuse or fail to act in accordance with any specific direction or order of the CEO or President of Saba or any successor; (iii) exhibit, in regard to your employment, unfitness or unavailability for service, unsatisfactory performance, or misconduct, other than as a result of a disability; (iv) exhibit dishonesty, habitual neglect, or incompetence, other than as a result of a disability; (v) are convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (vi) breach this letter or the Proprietary Information Agreement entered into between you and Saba.

Should Saba be required to pay you the severance benefits described in the preceding paragraph, Saba will also reimburse you for 100% of your personal COBRA premiums and for 90% of your dependants COBRA premiums during such 6 month period, or until the time that you obtain alternative employment, whichever occurs first. You agree to notify Saba of your acceptance of employment with another company within five days of such acceptance.

In addition, and subject to the approval of Saba’s Board of Directors, you will be granted an option to purchase 225,000 shares of Saba Common Stock at the market price in effect the date the Board approves the grant. This option vests over the course of four years in 16 equal quarterly installments with the first installment vesting one quarter after the date that your employment commences. Notwithstanding the foregoing vesting schedule, the stock subject to the option will vest in full and become immediately exercisable in the event of a Corporate Event (as defined below) and, within 12 months after such Corporate Event, either your employment

Saba    saba.com    2400 Bridge Parkway    Redwood Shores, CA 94065-1166    USA    +1-650-696-3840     info@saba.com

with Saba is terminated by Saba or its successor without Cause or you terminate your employment as a result of a reduction to your rate of base compensation or a material reduction to the scope of your responsibilities. Details about Saba’s 2000 Incentive Stock Plan and your Stock Option Agreement will be sent to you upon the Board’s approval of your option. In the event of any conflict between the terms of this letter and the option agreement, the option agreement will prevail. As used herein, the term “Corporate Event” means any of the following transactions: (1) a merger or consolidation in which Saba is not the surviving entity (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of Saba in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of Saba); (2) a merger in which Saba is the surviving corporation but after which the owners of the equity of Saba immediately prior to such merger cease to own their shares or other equity interest in Saba; (3) the sale of substantially all of the assets of Saba; (4) the acquisition, sale or transfer of more than 50% of the outstanding shares or equity interests of Saba by tender offer or similar transaction; or (5) any of the foregoing transactions with respect to any entity that controls, either directly or through one or more intermediary entities, Saba.

You are also entitled to receive our standard employee benefits package, the details of which will be sent to you separately. Please be aware that these benefits are subject to change.

You agree that for 6 months after the termination of your employment relationship with Saba, you shall not, for yourself or any third party, directly or indirectly, (a) divert or attempt to divert from Saba any business of any kind, including, without limitation, the solicitation of or interference with any of its prospects, customers, clients, business partners or suppliers, or (b) employ, solicit for employment or recommend for employment with a party other than Saba any Saba employee. You acknowledge that there is a substantial likelihood that the activities described in this paragraph would involve the unauthorized use or disclosure of Saba’s confidential information and that use or disclosure of such information would be extremely difficult to detect. You have accepted the limitations of this paragraph as a reasonably practicable and unrestrictive means of preventing such use or disclosure.

We believe that each employee’s contribution to Saba is valuable. Much of what you learn and create at Saba will be considered confidential and proprietary. Given this fact, we require that you sign Saba’s Employee Proprietary Information and Inventions Agreement prior to your first day of employment. It is equally important to Saba that you continue to maintain in confidence all confidential or proprietary information of you previous employer(s). We are extending you this offer based on your general skills and abilities and not your possession of any proprietary information belonging to your former employer(s). As a condition to your employment, Saba requires that you do not disclose to Saba or use for Saba’s benefit any such information and that you do not bring to Saba any materials belonging to your former employer(s) or created by you in connection with your prior employment.

While we are sure you share our enthusiasm about your joining us, we also respect your and Saba’s rights to make decisions that ensure our mutual best interests. Therefore, please recognize that your employment with Saba is for an unspecified duration and is at-will. This means that either you or Saba has the right to end your employment at any time, with or without cause and with or without notice.

We are excited about having you join Saba. This letter and any attachments constitute the entire employment agreement and understanding between you and Saba, and supersede all prior verbal discussions between us.

Please acknowledge your acceptance of this offer by signing and returning the enclosed copy of this offer letter and the Employee Proprietary Information and Inventions Agreement to Cecilia Marino by Tuesday, September 6, 2005 (fax. 650.581.2545). By signing this letter and indicating acceptance of its terms, you also represent that you may legally work in the United States and agree to provide the necessary supporting documentation. I look forward to welcoming you in person.

Saba Software, Inc.

/s/ Bobby Yazdani
Bobby Yazdani
CEO and Chairman

Acceptance:

I accept the terms of my employment with Saba as Chief Operating Officer, as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party.

/s/ Mark D. Frost
Signature

September 1, 2005

Date